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                                                                   EXHIBIT 10.18

                              eLOYALTY CORPORATION
                   SUMMARY OF DISCRETIONARY CASH BONUS PROGRAM
                             FOR EXECUTIVE OFFICERS


GENERAL

The Company believes a significant portion of its executive officers' compensation should be at risk and subject to achievement of financial goals and other critical business objectives. Accordingly, a significant portion of each executive officer's target total cash compensation is delivered through the Company's discretionary cash bonus program.

All executive officers of the Company are eligible to receive a discretionary cash bonus award. A target bonus award is established for each executive officer. The target bonuses are stated as a percentage of base salary and currently range from 40% to 110% of base salary. Actual cash bonus awards paid may be equal to, more than or less than the targeted bonus amounts, depending on how actual results compare with pre-established strategic and financial goals. Except as noted in the following sentence, all cash bonus awards are discretionary and are not guaranteed. On occasion and related to a specific situation, such as an offer of employment, cash bonus awards may be guaranteed for a limited period of time.

ADMINISTRATION

The Compensation Committee of the Board of Directors (the "Committee") is responsible for identifying appropriate strategic and financial goals, determining appropriate weights and measures for such goals, and measuring actual performance achievement against such goals. Additionally, the Committee approves both the bonus targets and the actual bonus payment amounts for each of the executive officers. The Committee retains discretion to adjust, upward or downward, the bonus payment amounts.

WEIGHTS AND MEASURES

Performance is measured on an annual basis coincident with the Company's fiscal year. At the beginning of each annual performance period, the Committee identifies key strategic and financial objectives for each executive officer. The Committee has broad discretion to select appropriate strategic and financial objectives, and the respective weightings of such objectives, upon which the executive officers' bonuses will be based. Performance criteria selected by the Committee may include, but is not limited to, revenue, net income, contribution profit margin, product line revenue, accounts receivable management, customer satisfaction, cost management, employee turnover, new business initiatives and leadership. Measured achievement of such goals may be formulaic based on specific quantifiable results and pre-determined payout matrices, or may require subjective evaluation. The Committee may establish common performance objectives that apply to all executive officers or it may establish performance criteria specific to each executive officer.



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BONUS DETERMINATION AND PAYMENT

Annual - Performance objectives shall be established for each fiscal year. At the end of each fiscal year, achievement against those pre-established objectives shall be measured and a final bonus determination made. The Board and Committee retain discretion to adjust, upward or downward, the bonus payment amounts. Payment of cash bonus awards will be made as soon as practicable following the end of the fiscal year and will be reduced for any payments made during the year as described below.

Quarterly - Although the performance objectives are established on an annual basis and the final payout determined based on achievement of those annual objectives, achievement is measured at the end of each quarter and the results communicated to the executive officers to reinforce the relationship between pay and performance throughout the year. The Board may, in its discretion, authorize quarterly payments of cash bonus awards based on each executive officer's pro-rated target bonus and his or her year-to-date performance as measured through the end of the applicable quarter, provided, however, that the cash bonus amount paid to an executive officer at the end of any quarter (other than at the end of the fiscal year) may not exceed 50% of the projected total cash bonus as determined through the end of the applicable quarter. The Board has authorized quarterly payments to be made beginning with the 2000 fiscal year.

In the event the aggregate quarterly bonus payments exceed the annual cash bonus award determined upon completion of the fiscal year, no additional amount shall be paid to the executive officer for such fiscal year and the executive officer shall not be required to reimburse the Company for any excess payments received.

Executive officers must be employed by the Company on the date of payment in order to receive a payment under the program. Awards are not accrued, earned or vested at any time and are payable at the sole discretion of the Company.






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